Exhibit 10.26(e)

AMENDMENT NUMBER FOUR TO

LOAN AND SECURITY AGREEMENT

This Amendment Number Four to Loan and Security Agreement (this “Amendment”), dated as of August 15, 2011, is entered into among SPANSION INC., a Delaware corporation (“Parent”), SPANSION LLC, a Delaware limited liability company (“Spansion”) and certain of Spansion’s subsidiaries party hereto (such subsidiaries together with Spansion, individually, a “Borrower” and, collectively, “Borrowers”), SPANSION TECHNOLOGY LLC, a Delaware limited liability company (“Spansion Technology”), SPANSION INTERNATIONAL, INC., a Delaware corporation (“Spansion International”), CERIUM LABORATORIES LLC, a Delaware limited liability company (“Cerium”), SPANSION INTERNATIONAL TRADING, INC., a Delaware corporation (together with Parent, Spansion Technology, Spansion International and Cerium, individually, a “Guarantor” and collectively, “Guarantors”) each of the lenders set forth on the signature pages hereof (collectively, the “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent, as Sole Lead Arranger, as Sole Bookrunner, and as agent for the Lenders (in such capacity, “Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement (as defined below).

R E C I T A L S

WHEREAS, Borrowers, Agent, and the Lenders previously entered into that certain Loan and Security Agreement, dated as of May 10, 2010 (as amended, restated, amended and restated, supplemented, extended or otherwise modified in writing from time to time, the “Loan Agreement”);

WHEREAS, Borrowers, Agent, and each Lender desire to amend, in certain respects, the Loan Agreement. Accordingly the parties hereto hereby agree as follows:

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.        Amendments to the Loan Agreement.    Agent, each Lender, and Borrowers agree that the Loan Agreement is hereby amended as follows:

(a)        The following definitions set forth in Section 1.1 of the Loan Agreement are deleted in their entirety and replaced with the following:

Applicable Margin: with respect to any Type of Revolver Loan, the margin set forth below, as determined by the Fixed Charge Coverage Ratio for the last Fiscal Quarter:

Level	Ratio	Base Rate Revolver Loans	LIBOR Revolver Loans
I	> 1.50:1.00	1.00%	2.00%
II	> 1.25:1.00 < 1.50:1.00	1.25%	2.25%
III	> 1:00:1.00 < 1.25:1.00	1.50%	2.50%
IV	< 1:00:1.00	2.00%	3.00%

The margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level IV were applicable, from such day until the first day of the calendar month following actual receipt.

EBITDA: determined on a consolidated basis for Parent and Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, losses arising from impairment of assets, and any extraordinary gains, and to the extent there will be no future cash impact, non-cash compensation expense and non-cash extraordinary losses (in each case, to the extent included in determining net income). Notwithstanding the foregoing, EBITDA for the Fiscal Quarters ended September 26, 2010, December 26, 2010, and March 27, 2011 shall be deemed to be $50,680,000, $77,700,000, and $65,460,000, respectively.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Parent and Subsidiaries for the most recent four Fiscal Quarters, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans), to (b) Fixed Charges.

Fixed Charges: the sum of interest expense (other than payment-in-kind), cash taxes paid, principal payments made on Borrowed Money (other than (i) Revolver Loans and (ii) Purchase Money Debt incurred 90 days before or after the acquisition of the applicable fixed assets financed by such Purchase Money Debt), and Distributions made. Notwithstanding the foregoing, Fixed Charges for the Fiscal Quarters ended September 26, 2010, December 26, 2010, and March 27, 2011 shall be deemed to be $12,550,000, $13,810,000, and $24,170,000, respectively.

Foreign Accounts (Other) Formula Amount: the lesser of (a) 25% of the Value of Eligible Foreign Accounts (Other), and (b) $15,000,000.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded up, if necessary, to the nearest 1/32nd of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

Unused Line Fee Percentage: a per annum percentage equal to (i) if the average monthly amount of outstanding Revolver Loans and LC Obligations are greater than 50% of the Revolver Commitments, 0.375%, and (ii) if the average monthly amount of outstanding Revolver Loans and LC Obligations are less than or equal to 50%, 0.50%.

(b)        The definition of “Amendment Number Three” set forth in Section 1.1 of the Loan Agreement is hereby amended by replacing the reference to “May 11, 2011” with “May 12, 2011”,

(c)        Clause (c) of the definition of “Eligible Account” set forth in Section 1.1 of the Loan Agreement is deleted in its entirety and replaced with the following:

(c) when aggregated with other Accounts owing by the Account Debtor and its Affiliates, it exceeds 20% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time);

(d)        The definition of “Dominion/Covenant Trigger Event” set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

Dominion/Covenant Trigger Period: the period (i) commencing on the day that, as notified to Borrowers by Agent, (a) an Event of Default occurs, (b) as determined by Agent pursuant to current information available to Agent from Agent’s systems or as provided by Borrowers (which information Agent has reviewed and approved), the sum of Availability plus Qualified Cash is less than $60,000,000, or (c) as determined by Agent pursuant to current information available to Agent from Agent’s systems or as provided by Borrowers (which information Agent has reviewed and approved), the aggregate outstanding Revolver Loans are in excess of $500,000 and Availability is less than $20,000,000, and (ii) continuing until the date on which, during the preceding 45 consecutive days (“Dominion/Covenant Test Period”), as notified to Borrowers by Agent, (a) no Event of Default has existed during such Dominion/Covenant Test Period, (b) as determined by Agent pursuant to current information available to Agent from Agent’s systems or as provided by Borrowers (which information Agent has reviewed and approved), the sum of Availability plus Qualified Cash is at least $60,000,000 at all times during such Dominion/Covenant Test Period, or (c) as determined by Agent pursuant to current information available to Agent from Agent’s systems or as provided by Borrowers (which information Agent has reviewed and approved), the aggregate outstanding Revolver Loans are in excess of $500,000 and Availability is at least $20,000,000 at all times during such Dominion/Covenant Test Period.

(e)        The definition of “Permitted Asset Disposition” set forth in Section 1.1 of the Loan Agreement is hereby amended by (1) re-lettering clauses (i), (j) and (k) thereof to clauses (h), (i) and (j), respectively, and (2) replacing the reference to “(k)” in the proviso thereof “(h)”.

(f)        The definition of “Reporting Trigger Event” set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety.

(g)        Section 1.1 of the Loan Agreement is hereby amended by adding the following definitions in alphabetical order:

Monthly Reporting Period: the period, other than when a Weekly Reporting Period exists, (i) commencing on the day that, as notified to Borrowers by Agent and as determined by Agent pursuant to current information available to Agent from Agent’s systems or as provided by Borrowers (which information Agent has reviewed and approved), the sum of Availability plus Qualified Cash is less than $100,000,000, and (ii) continuing until the date on which, during the preceding 45 consecutive days (“Monthly Reporting Test Period”), as notified to Borrowers by Agent and as determined by Agent pursuant to current information available to Agent from Agent’s systems or as provided by Borrowers (which information Agent has reviewed and approved), the sum of Availability plus Qualified Cash is at least $100,000,000 at all times during such Monthly Reporting Test Period.

Weekly Reporting Period: the period (i) commencing on the day that, as notified to Borrowers by Agent, (a) an Event of Default occurs, (b) as determined by Agent pursuant to current information available to Agent from Agent’s systems or as provided by Borrowers (which information Agent has reviewed and approved), the sum of Availability plus Qualified Cash is less than $80,000,000, or (c) as determined by Agent pursuant to current information available to Agent from Agent’s systems or as provided by Borrowers (which information Agent has reviewed and approved), the aggregate outstanding Revolver Loans are in excess of $500,000 and Availability is less than $20,000,000, and (ii) continuing until the date on which, during the preceding 45 consecutive days (“Weekly Reporting Test Period”), as notified to Borrowers by Agent, (a) no Event of Default has existed during such Weekly Reporting Test Period and (b) (1) as determined by Agent pursuant to current information available to Agent from Agent’s systems or as provided by Borrowers (which information Agent has reviewed and approved), the sum of Availability plus Qualified Cash is at least $80,000,000 at all times during such Weekly Reporting Test Period or (2) as determined by Agent pursuant to current information available to Agent from Agent’s systems or as provided by Borrowers (which information Agent has reviewed and approved), the aggregate outstanding Revolver Loans are in excess of $500,000 and Availability is at least $20,000,000 at all times during such Weekly Reporting Test Period.

(h)        Section 2.2(a) is hereby deleted in its entirety and replaced with the following:

(a)        Subject to the terms and conditions hereof, at any time after the Closing Date and up to the Commitment Termination Date, provided that no Default or Event of Default has occurred and is continuing, the Borrowers may request that the Lenders increase the Revolver Commitments by an aggregate of $60,000,000 (each such commitment increase, a “Revolver Commitment Increase”) by notifying Agent and each Lender. Notwithstanding anything in this Agreement, the Revolver Commitment Increase shall not require the approval of any Lender other than any Lender (if any) providing all or part of the Revolver Commitment Increase. No Lender shall be required to provide all or part of any Revolver Commitment Increase unless it agrees to do so in its sole discretion, each Revolver Commitment Increase shall be in an amount not less than $20,000,000 with minimum increments of $20,000,000 thereafter (in each case unless otherwise agreed by Agent in its discretion), and the aggregate amount of Revolver Commitments after giving effect to the Revolver Commitment Increase shall not exceed $100,000,000.

(i)        The last sentence of Section 2.2(c) is hereby deleted in its entirety and replaced with the following:

Any New Lender shall be required to have a Revolver Commitment of not less than $20,000,000 (unless otherwise agreed by Agent in its discretion).

(j)        Effective May 10, 2011, Section 3.1.5 of the Loan Agreement is deleted in its entirety and replaced with the following:

3.1.5 [Reserved]

(k)        Section 5.7 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

5.7        Application of Payments.    The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day during a Dominion/Covenant Trigger Period. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable.

(l)        Section 7.4.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

7.4.1      Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $10,000,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions, subject to the Intercreditor Agreement, as Agent deems appropriate to subject such claim to a duly perfected Lien in favor of Agent (for the benefit of Secured Parties).

(m)      Section 8.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

8.1        Borrowing Base Certificates.    By the 20th day of each Fiscal Quarter and prepared as of the last day of the previous Fiscal Quarter, Spansion shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate (“Quarterly Certificate”), and at such other times as Agent may request; provided, that (a) during a Monthly Reporting Period, such Borrowing Base Certificate shall be delivered by the 20th day of each month and prepared as of the close of business of the previous month (“Monthly Certificate”) and no Quarterly Certificate shall be required and (b) during a Weekly Reporting Period such Borrowing Base Certificate shall be delivered weekly as of the 2nd Business Day of each week and prepared as of the close of business of the previous week and no Quarterly Certificate or Monthly Certificate shall be required. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Spansion and certified by a Senior Officer, treasurer or controller of Spansion provided that Agent may from time to time review and adjust any such calculation (x) to reflect its reasonable estimate of declines in value of any Revolver Loan Priority Collateral, due to collections received in the Dominion Account or otherwise; (y) to adjust the reserves provided for herein to reflect changes in dilution, quality, mix and other factors affecting Revolver Loan Priority Collateral; and (z) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

(n)      Section 8.2.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

8.2.1      Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall also provide to Agent, on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month and such other information as Agent may reasonably request. If Accounts in an aggregate face amount of $5,000,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within three Business Days) after any Borrower has knowledge thereof; provided, that if during a Weekly Reporting Period any Account in the aggregate face amount of $2,500,000 or more ceases to be an Eligible Account, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

(o)        Section 8.2.4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

8.2.4     Maintenance of Dominion Account.    Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. Borrowers shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during a Dominion/Covenant Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may, at any time during a Dominion/Covenant Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

(p)        Section 10.1.2(c) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(c)        if at any time during any fiscal month, as notified to Borrowers by Agent and as determined by Agent pursuant to current information available to Agent from Agent’s systems or as provided by Borrowers (which information Agent has reviewed and approved), the aggregate outstanding Revolver Loans are in excess of $500,000 and Availability is less than 20% of the aggregate Revolver Commitments, then as soon as available, and in any event within 30 days after the end of such fiscal month, unaudited balance sheets as of the end of such fiscal month and the related statements of income for such month and for the portion of the Fiscal Year then elapsed together with a reconciliation of the accounts receivables to the balance sheets, on a consolidated basis for Parent and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the treasurer, controller, or chief financial officer of Parent;

(q)        Section 10.1.2(g) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(g)        by the 15th day of each month, a summary aging of each Borrower’s trade payables by vendor and all other information regarding trade payables as reasonably requested by Agent, all in form satisfactory to Agent;

(r)        Sections 10.2.4(g) and (i) of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

(g)        Distributions by Parent or Spansion consisting of the repurchase of Capital Stock (other than Disqualified Capital Stock) to the extent such repurchase is deemed to occur upon a cashless exercise of stock options, restricted stock units or warrants, so long as no Event of Default shall exist or would result therefrom; and so long as no Dominion/Covenant Trigger Period exists or would result therefrom;

(i)        Distributions by Parent with respect to the repurchase or redemption, and Distributions by Spansion to Parent to permit Parent to repurchase or redeem, for nominal consideration, preferred stock purchase rights issued in connection with any shareholder rights plan of Parent, so long as no Event of Default shall exist or would result therefrom; and so long as no Dominion/Covenant Trigger Period exists or would result therefrom;

(s)        Section 10.3 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

10.3        Financial Covenants.    As long as any Revolver Commitments or Obligations are outstanding, Parent shall, during a Dominion/Covenant Trigger Period:

10.3.1    Fixed Charge Coverage Ratio.    Maintain a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 measured quarterly as of the last day of each Fiscal Quarter commencing with the Fiscal Quarter or Fiscal Year, as applicable, most recently ended immediately prior to the commencement of and during a Dominion/Covenant Trigger Period and for which financial statements have been delivered to Agent in compliance with Section 10.1.2.

(t)        Section 11.1(h) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(h)        A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance (without taking into consideration any applicable deductible) exceeds $10,000,000;

(u)        Section 14.1.1(e) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(e)        so long as there are only two Lenders consisting of Bank of America and Wells Fargo Capital Finance, LLC, no modification shall be effective that would amend (i) the financial covenants in Section 10.3 or any of the definitions used in such financial covenants if the amendment results in less restrictive financial covenants, (ii) the definitions of “Dominion/Covenant Trigger Period,” “Weekly Reporting Period” or “Monthly Reporting Period,” in each case, without the prior written consent of all Lenders.

(v)        Schedule 1.1 of the Loan Agreement is deleted and replaced with the Schedule 1.1 attached hereto.

2.        Conditions Precedent.    The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment and each and every provision hereof, and this Amendment shall be effective as of the date upon which such conditions precedent shall be fully and completely satisfied (such date is hereby referred to as “Amendment Number Four Effective Date”):

(a)        Amendment. Agent shall have received, one or more counterparts of this Amendment duly executed by Borrowers, Guarantors and Lenders.

(b)        Fees. Agent (including its Affiliates) shall have received from Borrowers payment in immediately available funds of all costs and expenses of Agent (including reasonable fees and out-of-pocket expenses of counsel for Agent) accrued and outstanding on the Amendment Number Four Effective Date, including in connection with this Amendment, as required by the Loan Agreement.

3.        Acknowledgment and Reaffirmation of Guaranty.    Each Guarantor (i) consents to and approves the execution and delivery of this Amendment by the parties hereto, (ii) agrees that this Amendment does not and shall not limit or diminish in any manner the obligations of such Guarantor pursuant to the guaranty agreement delivered in connection with the Loan Agreement (the “Guaranty”) by such Guarantor and that such obligations would not be limited or diminished in any manner even if such Guarantor had not reaffirmed this Amendment, (iii) agrees that this Amendment shall not be construed as requiring the consent of such Guarantor in any other circumstance, (iv) reaffirms each of its obligations under the Guaranty, and (v) agrees that the Guaranty remains in full force and effect and is hereby ratified and confirmed.

4.        Miscellaneous.

(a)        Survival of Representations and Warranties.    All representations and warranties made in the Loan Agreement or any other document or documents relating thereto, including, without limitation, any Loan Document furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by Agent or the Lenders or any closing shall affect the representations and warranties or the right of Agent or the Lenders to rely thereon.

(b)        Reference to Loan Agreement.    The Loan Agreement and each of the other Loan Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof, or pursuant to the terms of the Loan Agreement, as amended hereby, are hereby amended so that any reference therein to the Loan Agreement shall mean a reference to the Loan Agreement, as amended hereby.

(c)        Loan Agreement Remains in Effect.    The Loan Agreement and the other Loan Documents, as amended hereby, remain in full force and effect and each Borrower ratifies and confirms its agreements and covenants contained therein. Each Borrower hereby confirms that, after giving effect to this Amendment, no Event of Default or Default exists as of the effective date of this Amendment.

(d)        Severability.    Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

(e)        APPLICABLE LAW.    THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

(f)        Successors and Assigns.    This Amendment is binding upon and shall inure to the benefit of Agent, the Lenders, and Borrowers and their respective successors and assigns; provided, however, that no Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders.

(g)        Counterparts.    This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

(h)        Headings.    The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

(i)        NO ORAL AGREEMENTS.    THIS AMENDMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS AS WRITTEN, REPRESENTS THE FINAL AGREEMENT AMONG AGENT, THE LENDERS, AND BORROWERS AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG AGENT, THE LENDERS, AND BORROWERS.

*****

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

“BORROWER”

SPANSION LLC, a Delaware limited liability company

By:	/s/ Randy W. Furr

Name:	Randy W. Furr

Title:	Executive Vice President & CFO

“PARENT” AND “GUARANTOR”

SPANSION INC., a Delaware corporation

By:	/s/ Randy W. Furr

Name:	Randy W. Furr

Title:	Executive Vice President & CFO

Amendment Number Four to Loan and Security Agreement

“GUARANTORS”

SPANSION TECHNOLOGY LLC, a Delaware corporation

By:	/s/ Randy W. Furr

Name:	Randy W. Furr

Title:	Chief Financial Officer

SPANSION INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Randy W. Furr

Name:	Randy W. Furr

Title:	Chief Financial Officer & Treasurer

CERIUM LABORATORIES LLC, a Delaware limited liability company

By:	/s/ Randy W. Furr

Name:	Randy W. Furr

Title:	Chief Financial Officer

SPANSION INTERNATIONAL TRADING, INC., a Delaware corporation

By:	/s/ Nate Sarkisian

Name:	Nate Sarkisian

Title:	Vice President

Amendment Number Four to Loan and Security Agreement

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent and a Lender

By:	/s/ Steven W. Sharp

Name:	Steven W. Sharp
Title:	Vice President

Amendment Number Four to Loan and Security Agreement

WELLS FARGO CAPITAL FINANCE, LLC, as a Lender

By:	/s/ Krista Wade

Name:	Krista Wade
Title:	Vice President

Amendment Number Four to Loan and Security Agreement

SCHEDULE 1.1

to

Loan and Security Agreement

REVOLVER COMMITMENTS OF LENDERS

Lender	Revolver Commitment
Bank of America, N.A.	$25,000,000
Wells Fargo Capital Finance, LLC	$15,000,000
TOTAL:	$40,000,000